Exhibit 10.30
SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT, WAIVER AND CONSENT
          THIS SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT, WAIVER AND CONSENT (“Seventh Amendment”) made as of the 1st day of June, 2010 (the “Effective Date”), by and among PRIMO WATER CORPORATION, a Delaware corporation (together with its successors and assigns, “Primo”), PRIMO PRODUCTS, LLC, a North Carolina limited liability company (“Primo Products”), and PRIMO DIRECT, LLC, a North Carolina limited liability company (“Primo Direct” and together with Primo and Primo Products, the “Borrowers”), and WELLS FARGO BANK, N.A., successor-by-merger to Wachovia Bank, National Association, a national banking association (together with its successors and assigns, the “Bank”).
BACKGROUND
          The Borrowers and the Bank entered into a Loan and Security Agreement dated as of June 23, 2005, as amended by that certain First Amendment to Loan and Security Agreement dated as of April 26, 2006, by that certain Second Amendment to Loan and Security Agreement dated as of April 30, 2007, by that certain Third Amendment to Loan and Security Agreement dated as of June 24, 2008, by that certain Fourth Amendment to Loan and Security Agreement dated as of January 7, 2009, by that certain Fifth Amendment to Loan and Security Agreement dated as of December 30, 2009, and by that certain Sixth Amendment to Loan and Security Agreement dated as of December 30, 2009 (as amended, the “Loan Agreement”). Terms used herein and not herein defined shall have the meanings given to them in the Loan Agreement.
          Primo desires to issue shares of its capital stock through an initial public offering of new shares of Primo stock and also contemplates the potential acquisition of assets from Culligan Store Solutions, LLC and Culligan of Canada, Ltd. (the “Acquisition”).
          The Borrowers have requested that the Loan Agreement be amended to permit the above-referenced offering and that the Bank provide a waiver to permit Primo to form two wholly-owned Subsidiaries in connection with the Acquisition, and have requested certain additional amendments to the provisions of the Loan Agreement; and the Bank is willing to accommodate such requests, subject to the terms and conditions of this Seventh Amendment.
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers and the Bank hereby agree as follows:

     1. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:
          (a) The definition of “Applicable Margin” in Section 1.1 of the Loan Agreement is amended and restated to read as follows:
“Applicable Margin” means as to any Revolver Loan, or portion thereof, that is: (i) a LMIR Loan, 4.00%; and (ii) a Base Rate Loan, 2.00%; provided, however, that at any time when the outstanding principal balance of any Revolver Loan includes any portion of the Overadvance Amount, the Applicable Margin for all LMIR Loans shall be 5.00% and the Applicable Margin for all Base Rate Loans shall be 3.00%. The Revolver Loans, at any time, shall either be all LMIR Loans or all Base Rate Loans.
          (b) The definition of “Termination Date” in Section 1.1 of the Loan Agreement is amended and restated to read as follows:
“Termination Date” means the earliest of (i) January 30, 2011, (ii) the date on which Borrower terminates this Agreement and the credit facilities provided hereunder pursuant to Section 2.13 hereof, and (iii) the date on which Bank terminates its obligation to make Loans and other extensions of credit to Borrower pursuant to Section 8.2(a) hereof.
          (c) The Loan Agreement is hereby amended:
               (i) By adding the following definition thereto immediately following the definition of “Business Day”:
“Capital Infusion” means receipt by Borrower of funds derived pursuant to additional equity investments in Borrower, the Net Equity Proceeds of which shall be in an amount sufficient, and shall be used by Borrower, to repay the Obligations; provided, however, that payments received by Borrower in connection with the exercise of outstanding options or warrants shall not be considered a Capital Infusion.
               (ii) By adding the following definitions thereto immediately following the definition of “Material Agreement”:
“Monetary Injection” means receipt by Borrower of funds derived pursuant to the Offering, the Net Equity Proceeds of which shall be in an amount sufficient, and shall be used by Borrower, to repay the Obligations.
“Net Equity Proceeds” means, with respect to a Monetary Injection, the proceeds of the Offering, less reasonable and customary expenses incurred by Borrower in connection therewith, and, with respect to a Capital Infusion, the proceeds received by Borrower pursuant to a plan by

Borrower to raise additional equity capital less the reasonable and customary expenses incurred by Borrower in the implementation of such plan.
               (iii) By adding the following definitions thereto immediately following the definition of “Obligations”:
“Offering” means an initial public offering of new shares of Primo stock.
“Overadvance Amount” shall mean an amount advanced by Bank in excess of the Borrowing Base in the sum of up to $3,000,000.00 provided that (x) Borrower delivers to Bank a written request for the Overadvance Amount, (y) the Overadvance Amount shall be used by the Borrower solely for the purpose set forth in Section 5.1 hereof, and (z) Billy D. Prim shall have executed a personal unconditional guaranty guaranteeing the obligations of the Borrower to the Bank (provided that the maximum principal amount guaranteed under such guaranty shall not at any time exceed the lesser of (i) the amount of the Overadvance Amount outstanding at such time, and (ii) $3,000,000.00).
          (d) Section 2.1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     2.1.1 Revolver Commitment. Bank agrees, on the terms and conditions set forth in this Agreement, to make Revolver Loans to Borrower and to issue Letters of Credit on behalf of Borrower from time to time during the Term in amounts such that the aggregate principal amount of Revolver Loans and the face amount of any Letters of Credit at any one time outstanding will not exceed the lesser of (i) the Revolver Commitment and (ii) the sum of the Borrowing Base plus the Overadvance Amount. Within the foregoing limit, Borrower may borrow, prepay and reborrow Revolver Loans at any time during the Term. Revolver Loans may be Base Rate Loans or LMIR Loans.
          (e) Section 2.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     2.3 Interest. Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below (“Interest Rate”):
     2.3.1 Base Rate Loans. For Loans made or outstanding as Base Rate Loans, the Applicable Margin in effect from time to time for such Base Rate Loans plus the Base Rate in effect from time to time.

     2.3.2 LMIR Loans. For Loans made or outstanding as LMIR Loans, the Applicable Margin in effect from time to time for such LMIR Loans plus the greater of (i) the LMIR in effect from time to time or (ii) two percent (2%).
          (f) A new Section 2.6.5 is added to the Loan Agreement immediately following the text of Section 2.6.4 thereof, which new Section 2.6.5 shall read as follows:
     2.6.5 Mandatory Prepayment of Revolver Loans. Borrower shall be required to prepay the principal balance of outstanding Revolver Loans in full incident to and concurrently with any Monetary Injection. Borrower shall be required to prepay the principal balance of outstanding Revolver Loans in full incident to and concurrently with any Capital Infusion.
          (g) Section 2.11.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     2.11.4 Unused Line Fee. Borrower shall pay to Bank quarterly, an unused line fee equal to one-half of one percent (0.50%) per annum calculated upon the amount, if any, by which the lesser of: (a) the Revolver Commitment; and (b) the sum of the Borrowing Base plus the Overadvance Amount exceeds the average daily principal balance of the outstanding Revolver Loans during the immediately preceding quarter while this Agreement is in effect, which fee shall be payable on the first day of each quarter in arrears.
          (h) Section 5.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     5.1 Use of Revolver Loan Proceeds. Shall use the proceeds of Revolver Loans only for working capital to be used in the operation of Borrower’s business (and, with respect to the Overadvance Amount, solely for purposes directly related to Borrower’s “Primo Business” including bottle exchange, water coolers and home and office delivery) and furnish Bank all evidence that it may require with respect to such use.
          (i) A new Section 5.13 is added to the Loan Agreement immediately following the text of Section 5.12 thereof, which new Section 5.13 shall read as follows:
     5.13 The Offering. Borrower filed a registration statement regarding the Offering with the Securities and Exchange Commission on March 12, 2010. If Borrower for any reason determines not to proceed with the Offering, then Borrower shall immediately notify Bank in writing of such determination, and Bank shall have the right to notify Borrower to seek a Capital Infusion in an amount sufficient to repay the Obligations in full. If Bank notifies Borrower to seek a Capital Infusion, Borrower shall promptly (and in any event within fourteen (14) days after receipt of Bank’s notification) deliver a written request to its then current and any other potential equity investors for such Capital Infusion (“Equity Request”). Borrower shall simultaneously provide a copy of the Equity Request to Bank. After the date of the Equity Request, Borrower shall have a period of up to sixty (60) days (but in no event shall such period extend beyond the Termination Date) to obtain such Capital Infusion and repay the Obligations in full. A failure by Borrower to (i) deliver the Equity Request, or obtain such Capital Infusion and repay the Obligations in full, in each case within the foregoing periods, or (ii) complete the Offering and repay the Obligations in full on or before December 31, 2010, shall at Bank’s option constitute an Event of Default, entitling Bank to exercise all of its rights and remedies contained in this Agreement.
          (j) Section 6.13 of the Loan Agreement is hereby amended and restated to read as follows:
     6.13 Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets, Name and Good Standing. Shall not (a)(i) merge, reorganize, consolidate or amalgamate with any Person, (ii) liquidate, wind up its affairs or dissolve itself, (iii) acquire by purchase, lease or otherwise any of the assets of any Person, (iv) sell, transfer, lease or otherwise dispose of any of its property or assets, except for the Offering or any Capital Infusion (provided that the Net Equity Proceeds thereof are paid over to Bank as a prepayment of the Obligations), the sale of Inventory in the ordinary course of business, the disposition of obsolete or worn out equipment in the ordinary course of business, the disposition of equipment if the proceeds of such disposition are credited or applied to the purchase price of replacement equipment, and the voluntary termination of Swap Agreements to which Borrower or such Subsidiary is a party, or (v) sell or dispose of any equity ownership interests in any Subsidiary, in each such case under items (a)(i) — (v) above whether in a single transaction or in a series of related transactions; (b) change its name or jurisdiction of organization or conduct business under any new fictitious name; (c) change its Federal Employer Identification Number; or (d) fail to remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
          (k) Section 7.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

     7.1 Minimum EBITDA. EBITDA as of the end of each of the following Fiscal Quarters shall be not less than the amount applicable to such Fiscal Quarter set forth in the table below:

FISCAL QUARTER ENDING	AMOUNT
Q2-2010 (for one Fiscal Quarter only)	$(291,000)
Q3-2010 (for one Fiscal Quarter only)	$(146,000)
Q4-2010 (for one Fiscal Quarter only)	$329,000
As used herein, “EBITDA” means for any period the sum of the following, without duplication: (A) consolidated net income of Borrower and its Subsidiaries from continuing operations (computed without regard to any extraordinary items of gain or loss) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense, (2) income and franchise taxes, tax expense, and (3) depreciation, amortization and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), less interest income and any extraordinary gains.
          (l) Section 7.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     7.2 Minimum Gross Revenues. Gross revenues from sales achieved by Borrower and its Subsidiaries from continuing operations as of the end of each of the following Fiscal Quarters, shall be not less than the amounts applicable to such Fiscal Quarter set forth in the table below:

FISCAL QUARTER ENDING	AMOUNT
Q2-2010	$9,300,000
Q3-2010	$11,500,000
Q4-2010	$13,800,000
          (m) Section 7.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     7.4 Net Worth. As of the end of the fiscal quarter ending December 31, 2010 and at all times thereafter, the Borrower shall maintain a Net Worth of at least $25,000,000.00. “Net Worth” means the shareholders’ equity of Borrower, less Total Liabilities. “Total Liabilities” means all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower.”
          (n) Section 8.1(b) of the Loan Agreement is hereby amended and restated to read as follows:

     (b) There shall occur any default by Borrower in the performance of any agreement, covenant or obligation contained in Section 5.1, 5.5, 5.6, 5.13 or Section 6 or Section 7 of this Agreement.
     2. Limited Waiver and Consent.
          (a) Subject to the terms and conditions of this Seventh Amendment, including without limitation the satisfaction of the conditions precedent set forth in Section 4 hereof, the Bank hereby consents to Primo’s formation of up to three wholly-owned Subsidiaries, including potentially a Subsidiary organized under the laws of Canada; provided, that (i) Primo shall at all times own all of the outstanding equity of such Subsidiaries and (ii) each such Subsidiary shall become a “Borrower” under the Loan Agreement at such time as such Subsidiary shall have any operations or assets (other than solely as a party to the purchase agreement related to the Acquisition) and shall execute such documents as may be required by Bank in order to evidence its becoming a Borrower and becoming bound by the terms of the Loan Agreement.
          (b) Subject to the terms and conditions of this Seventh Amendment, including without limitation the satisfaction of the conditions precedent set forth in Section 4 hereof, the Bank hereby waives any Defaults or Events of Default that would otherwise occur under Section 6.12 of the Loan Agreement as a result of the formation and ownership by Primo of such Subsidiaries.
          (c) The foregoing limited waiver and consent is limited to the matters expressly set forth in this Section 2 and shall not constitute (i) an amendment, modification or alteration of the Loan Agreement or other Loan Documents, except as otherwise set forth in this Seventh Amendment, or (ii) a custom or course of dealing or a waiver of the Bank’s right to withhold its waiver of any similar request in the future. For the avoidance of debt, this Seventh Amendment does not constitute Bank’s consent to the Acquisition.
     3. Amendment Fee. The Borrowers hereby agree to pay to Bank an amendment fee on the date hereof in the amount of Fifty Thousand and No/100 Dollars $50,000.00.
     4. Conditions Precedent. In addition to any other requirement set forth herein, the effectiveness of this Seventh Amendment shall be expressly conditioned upon the satisfaction on or before the Effective Date of the following conditions precedent:
          (a) Execution and delivery by the Borrowers of an original counterpart of this Seventh Amendment;
          (b) Payment by Borrowers of the amendment fee referred to in paragraph 2 above;
          (c) Payment by Borrowers of all fees and out-of-pocket charges and other expenses of Bank, and the fees and charges of Bank’s attorneys, incurred in connection with this Seventh Amendment and the administration of the Loan Documents;

          (d) Execution and delivery of an Unconditional Guaranty of Billy D. Prim guaranteeing the obligations of the Borrowers to the Bank.
     5. Further Assurances. The Borrowers will execute such confirmatory instruments with respect to the Loan Agreement and this Seventh Amendment as the Bank may reasonably request.
     6. Warranties and Representations. The Borrowers hereby represent and warrant that the representations and warranties contained in the Loan Agreement and in any Schedule to the Loan Agreement or any document or instrument delivered to Bank or its representatives under or pursuant to the Loan Agreement, are true and correct in all material respects on the date of this Seventh Amendment as if made on such date, except to the extent such representations and warranties expressly relate to an earlier specific date and except to the extent set forth on Schedule 1 attached to this Seventh Amendment.
     7. Ratification by Borrower. The Borrowers ratify and confirm all of the representations, warranties, covenants, liabilities and obligations under the Loan Agreement (except as set forth in paragraph 6 above) and agrees that: (i) except as expressly modified by this Seventh Amendment, the Loan Agreement shall continue in full force and effect as if set forth specifically herein; and (ii) the Borrowers have no right of setoff, counterclaim or defense to payment and performance of its obligations under the Loan Agreement. The Borrowers and the Bank agree that this Seventh Amendment shall not be construed as an agreement to extinguish the Borrowers’ obligations under the Loan Agreement and shall not constitute a novation as to the obligations of the Borrowers under the Loan Agreement. The Bank hereby expressly reserves all rights and remedies it may have against all parties who may be or may hereafter become secondarily liable for the repayment of the obligations under the Loan Agreement.
     8. Amendments. This Seventh Amendment may not be amended, changed, modified, altered, or terminated without in each instance the prior written consent of the Bank. This Seventh Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina.
     9. Counterparts. This Seventh Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one agreement.
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          IN WITNESS WHEREOF, this Seventh Amendment has been executed as of the date first above written.

BORROWERS:

PRIMO WATER CORPORATION		(SEAL)

By	/s/ Mark Castaneda

Name:	Mark Castaneda
Its:	CFO

PRIMO PRODUCTS, LLC		(SEAL)
By:	PRIMO WATER CORPORATION, Its Manager

By	/s/ Billy D. Prim

Name:	Billy D. Prim
Its:	President

PRIMO DIRECT, LLC		(SEAL)

By	/s/ Billy D. Prim

Name:	Billy D. Prim
Its:	Manager

BANK:

WELLS FARGO BANK, N.A., successor-by-merger to
Wachovia Bank, National Association		(SEAL)

By	/s/ Michael L. Rogers, SVP

Michael L. Rogers, Senior Vice President

SCHEDULE 1
None, except as may be set forth below: